Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 55 to Registration Statement No. 33-73824 on Form N-1A of our report dated March 1, 2010, relating to the financial statements and financial highlights of MassMutual Select Fundamental Value Fund, MassMutual Select Focused Value Fund, MassMutual Select Small Company Value Fund, MassMutual Select Mid Cap Growth Equity II Fund, MassMutual Select Small Cap Growth Equity Fund, and MassMutual Select Overseas Fund, appearing in the Annual Report on Form N-CSR of MassMutual Select Funds for the year ended December 31, 2009, and to the references to us under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

November 15, 2010